Exhibit 99

Public Service Enterprise Group 80 Park Plaza Newark, NJ 07102

CONTACTS:
Investor Relations	Media Relations
Carlotta Chan	Marijke Shugrue
973-430-6565	862-465-1445
Carlotta.Chan@pseg.com	Marijke.Shugrue@pseg.com

PSEG Elects Ricardo G. Pérez to Board of Directors

(NEWARK, N.J. – Jan. 24, 2024) – Public Service Enterprise Group Incorporated (PSEG) today announced that Ricardo (Ric) G. Pérez has been elected to its Board of Directors, effective January 22, 2024.

Pérez’s election is part of PSEG’s commitment to safe and reliable nuclear energy. A retired energy executive with more than 35 years of industry experience, Pérez held the leadership roles at the Tennessee Valley Authority (TVA) of senior vice president and chief administrative officer and senior vice president, Nuclear Operations Support and Projects from 2013 to 2017. Prior to TVA, Pérez served the Westinghouse Electric Company from 1981 to 2013, including as president and chief operating officer from 2010 to 2013.

“Ric’s many years of experience in the energy industry includes involvement in areas that are important to PSEG and our industry including nuclear energy, supply chain management, IT, cybersecurity and physical security. He also has valuable experience in talent development, a workforce priority,” PSEG Chair, President and CEO Ralph LaRossa said. “We believe Ric’s perspective will be a tremendous asset as we continue on the path to a cleaner energy future.”

Demonstrating the Board’s and its Governance, Nominating and Sustainability Committee’s continued belief in having a balanced mix of Director tenure and experience, Pérez is the second new independent director elected to the PSEG Board of Directors within four months and fifth since the beginning of 2020.

Pérez is a member of the University of Florida Nuclear Engineering Advisory Board and an executive member of the Latino Corporate Directors Association. He is the non-executive chair of the board of the Menper Group, a group of Hispanic-owned health products businesses.

Pérez holds a bachelor’s degree in engineering from the University of Florida and a Master of Science in energy engineering from the University of Pittsburgh.

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About PSEG

Public Service Enterprise Group (PSEG) (NYSE: PEG) is a predominantly regulated infrastructure company focused on a clean energy future. Guided by its Powering Progress vision, PSEG aims to power a future where people use less energy, and it’s cleaner, safer and delivered more reliably than ever. PSEG’s commitment to ESG and sustainability is demonstrated in our net-zero 2030 climate vision and participation in the U.N. Race to Zero, as well as our inclusion on the Dow Jones Sustainability North America Index and the list of America’s most JUST Companies. PSEG’s businesses include Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island (https://corporate.pseg.com).

From time to time, PSEG and PSE&G release important information via postings on their corporate Investor Relations website at https://investor.pseg.com. Investors and other interested parties are encouraged to visit the Investor Relations website to review new postings. You can sign up for automatic email alerts regarding new postings at the bottom of the webpage at https://investor.pseg.com or by navigating to the Email Alerts webpage here. The information on https://investor.pseg.com and https://investor.pseg.com/resources/email-alerts/default.aspx is not incorporated herein and is not part of this press release or the Form 8-K to which it is an exhibit.